EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Reports Fourth Quarter and Full Year 2019 Results
•Record sales volumes in 2019
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended December 31, 2019 of $72 million, or $0.56 per diluted share, on net sales of $1,883 million. Net income in the fourth quarter of 2019 decreased by $51 million compared to fourth quarter 2018 net income of $123 million, or $0.95 per share, on net sales of $1,995 million. Income from operations of $102 million for the fourth quarter of 2019 decreased by $105 million from income from operations of $207 million for the fourth quarter of 2018. The decreases in net income and income from operations versus the prior-year period were primarily due to lower global sales prices for our major products resulting from ongoing international trade uncertainties and slower global economic growth, partially offset by lower purchased ethylene, ethane feedstock and fuel costs. Net income for the fourth quarter of 2019 benefited from tax items of $29 million, or $0.22 per share, related to adjustments of international tax allowances and reserves. Restructuring, transaction and integration-related costs in the fourth quarter of 2019 were $5 million, or $0.03 per share.
Fourth quarter 2019 net income of $72 million, or $0.56 per diluted share, decreased by $86 million from third quarter 2019 net income of $158 million, or $1.22 per share. Income from operations of $102 million for the fourth quarter of 2019 decreased by $124 million from income from operations of $226 million for the third quarter of 2019. The decreases in net income and income from operations versus the prior quarter were primarily due to lower sales prices for our major products, higher feedstock and fuel costs, and seasonally lower earnings from our downstream vinyl products businesses, while net income benefited from the tax items referred to in the immediately preceding paragraph.
For full year 2019, net income of $421 million, or $3.25 per share, decreased by $575 million from 2018 net income of $996 million, or $7.62 per share. Income from operations for full year 2019 of $656 million decreased by $752 million from 2018 income from operations of $1,408 million. The decreases in net income and income from operations versus the prior year were primarily due to lower global sales prices for our major products, especially caustic soda and polyethylene, partially offset by lower purchased ethylene, ethane feedstock and fuel costs. Restructuring, transaction and integration-related costs for full year 2019 were pre-tax $37 million, or $0.23 per share.
"We experienced a difficult economic environment in 2019 as a result of slower global economic growth, which has been impacted by international trade tensions," said Albert Chao, President and Chief Executive Officer. "In this challenging environment, we remained disciplined by focusing on efficiently operating our facilities and investing in initiatives which further our chain integration, lower our cost position, and leverage our current products and footprint around the world. We believe we are well positioned in the market with many of our operations sitting on the lower end of the global cost curve and expect to drive long-term value for our stockholders."
Net cash provided by operating activities was $333 million for the fourth quarter of 2019 and $1,301 million for the full year of 2019. Capital expenditures for the fourth quarter of 2019 and for the full year of 2019 were $183 million and $787 million, respectively. As of December 31, 2019, cash and cash equivalents were $728 million and long-term debt was $3,445 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $296 million for the fourth quarter of 2019 decreased by $78 million compared to fourth quarter 2018 EBITDA of $374 million. Fourth quarter 2019 EBITDA of $296 million decreased by $129 million compared to third quarter 2019 EBITDA of $425 million. For the full year 2019, EBITDA of $1,407 million was $694 million lower than 2018 EBITDA of $2,101 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

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OLEFINS SEGMENT
Fourth quarter 2019 income from operations for the Olefins segment of $49 million decreased by $41 million from fourth quarter 2018 income from operations of $90 million. This decrease in income from operations versus the prior-year period was primarily due to lower sales prices for our major products as a result of increased olefins production from new industry capacity and higher impacts from turnaround activity, partially offset by lower feedstock and fuel costs.
Olefins income from operations of $49 million in the fourth quarter of 2019 decreased by $43 million from third quarter 2019 income from operations of $92 million. This decrease in income from operations versus the prior quarter was primarily due to lower margins resulting from lower polyethylene sales prices, higher feedstock and fuel costs, and higher impacts from turnaround activity.
For full year 2019, Olefins income from operations of $260 million decreased by $313 million from income from operations of $573 million for full year 2018. This decrease in income from operations versus the prior year was primarily due to lower sales prices for our major products as a result of increased olefins production from new industry capacity, partially offset by higher sales volumes for our major products and lower feedstock and fuel costs.
VINYLS SEGMENT
Fourth quarter 2019 income from operations for the Vinyls segment of $68 million decreased by $57 million from fourth quarter 2018 income from operations of $125 million. This decrease in income from operations versus the prior-year period was primarily due to lower global sales prices for caustic soda and PVC resin resulting from slower global economic growth and ongoing international trade uncertainties, partially offset by lower purchased ethylene, ethane feedstock and fuel costs, and contributions from the acquisitions completed in 2019 as well as our interest in the ethylene joint venture with Lotte Chemical in Lake Charles, Louisiana ("LACC").
Vinyls income from operations for the fourth quarter of 2019 of $68 million decreased by $85 million from third quarter 2019 income from operations of $153 million. The decrease in income from operations versus the prior-year period was primarily due to lower global sales prices for caustic soda and PVC resin, higher ethane feedstock and fuel costs, and seasonally lower earnings from our downstream vinyls products businesses, partially offset by higher sales volumes of PVC resin and higher contributions from LACC due to the incremental 34.8% interest acquired in October 2019.
For full year 2019, Vinyls income from operations of $451 million decreased by $462 million from income from operations of $913 million for full year 2018. This decrease in income from operations versus the prior year was primarily due to lower global sales prices for caustic soda and PVC resin, partially offset by lower purchased ethylene, ethane feedstock and fuel costs.
The statements in this release and the related teleconference relating to matters that are not historical facts, including driving long-term value for our stockholders, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC in February 2019.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with its headquarters in Houston. Highly integrated along our olefins and vinyls product chains, the Company produces: ethylene; polyethylene; propylene; styrene; chlor-alkali and derivative products; PVC suspension and specialty resins; PVC compounds; building products, including pipe, fittings and specialty components, decking, roofing, siding, trim and molding, and window lineals; and PVC film. For more information, visit the Company's web site at www.westlake.com.
Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's fourth quarter 2019 results will be held Tuesday, February 18, 2020 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 8467639.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on February 25, 2020. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 8467639.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/jnqbqhhd and the earnings release can be obtained via the Company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

	(In millions of dollars, except per share data)
Net sales	$1,883	$1,995	$8,118	$8,635
Cost of sales	1,633	1,641	6,858	6,648
Gross profit	250	354	1,260	1,987
Selling, general and administrative expenses	115	108	458	445
Amortization of intangibles	28	26	109	101
Restructuring, transaction and integration-related costs	5	13	37	33
Income from operations	102	207	656	1,408
Interest expense	(35)	(30)	(124)	(126)
Other income (expense), net	6	(1)	38	52
Income before income taxes	73	176	570	1,334
Provision for (benefit from) income taxes	(12)	45	108	300
Net income	85	131	462	1,034
Net income attributable to noncontrolling interests	13	8	41	38
Net income attributable to Westlake Chemical Corporation	$72	$123	$421	$996
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.56	$0.95	$3.26	$7.66
Diluted	$0.56	$0.95	$3.25	$7.62

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2019	December 31, 2018

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$728	$753
Accounts receivable, net	1,036	1,037
Inventories	936	1,014
Prepaid expenses and other current assets	42	38
Total current assets	2,742	2,842
Property, plant and equipment, net	6,912	6,595
Other assets, net	3,607	2,165
Total assets	$13,261	$11,602

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$1,241	$1,183
Long-term debt, net	3,445	2,668
Other liabilities	2,172	1,675
Total liabilities	6,858	5,526
Total Westlake Chemical Corporation stockholders' equity	5,860	5,590
Noncontrolling interests	543	486
Total equity	6,403	6,076
Total liabilities and equity	$13,261	$11,602

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2019	2018

	(In millions of dollars)
Cash flows from operating activities
Net income	$462	$1,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	713	641
Deferred income taxes	54	62
Net loss on disposition and others	75	46
Other balance sheet changes	(3)	(374)
Net cash provided by operating activities	1,301	1,409
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(314)	—
Additions to property, plant and equipment	(787)	(702)
Additions to investments in unconsolidated subsidiaries	(862)	(68)
Other	9	16
Net cash used for investing activities	(1,954)	(754)
Cash flows from financing activities
Dividends paid	(132)	(120)
Distributions to noncontrolling interests	(50)	(45)
Proceeds from debt issuance, net	784	—
Proceeds from notes payable	20	14
Net proceeds from issuance of Westlake Chemical Partners LP common units	63	—
Redemption and repayment of notes payable	(18)	(1,179)
Repurchase of common stock for treasury	(30)	(106)
Other	(7)	9
Net cash provided by (used for) financing activities	630	(1,427)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(7)
Net decrease in cash, cash equivalents and restricted cash	(25)	(779)
Cash, cash equivalents and restricted cash at beginning of the year	775	1,554
Cash, cash equivalents and restricted cash at end of the year	$750	$775

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

	(In millions of dollars)
Net external sales
Olefins	$398	$493	$1,782	$2,019
Vinyls	1,485	1,502	6,336	6,616
	$1,883	$1,995	$8,118	$8,635
Income (loss) from operations
Olefins	$49	$90	$260	$573
Vinyls	68	125	451	913
Corporate and other	(15)	(8)	(55)	(78)
	$102	$207	$656	$1,408
Depreciation and amortization
Olefins	$36	$36	$142	$138
Vinyls	150	129	563	491
Corporate and other	2	3	8	12
	$188	$168	$713	$641
Other income (expense), net
Olefins	$1	$—	$5	$4
Vinyls	—	3	18	35
Corporate and other	5	(4)	15	13
	$6	$(1)	$38	$52

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM
OPERATIONS AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2019	2018	2019	2018

	(In millions of dollars)
Net cash provided by operating activities	$501	$333	$254	$1,301	$1,409
Changes in operating assets and liabilities and other	(316)	(228)	(135)	(785)	(313)
Deferred income taxes	(19)	(20)	12	(54)	(62)
Net income	166	85	131	462	1,034
Less:
Other income (expense), net	21	6	(1)	38	52
Interest expense	(31)	(35)	(30)	(124)	(126)
(Provision for) benefit from income taxes	(50)	12	(45)	(108)	(300)
Income from operations	226	102	207	656	1,408
Add:
Depreciation and amortization	178	188	168	713	641
Other income (expense), net	21	6	(1)	38	52
EBITDA	$425	$296	$374	$1,407	$2,101

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2019 vs. Fourth Quarter 2018		Fourth Quarter 2019 vs. Third Quarter 2019
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-18.7%	-0.7%	-4.5%	-6.9%
Vinyls	-10.0%	+9.0%	-3.3%	-4.8%
Company	-12.2%	+6.6%	-3.5%	-5.3%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Average domestic prices
Ethane (cents/lb) (2)	11.6	10.0	7.1	5.8	6.3
Propane (cents/lb) (3)	18.7	15.7	12.8	10.3	11.8
Ethylene (cents/lb) (4)	20.2	17.0	13.7	20.7	22.8
Polyethylene (cents/lb) (5)	68.0	60.0	63.0	59.0	54.0
Styrene (cents/lb) (6)	84.3	78.8	80.8	79.9	77.1
Caustic soda ($/short ton) (7)	748	717	697	692	662
Chlorine ($/short ton) (8)	175	175	175	175	175
PVC (cents/lb) (9)	67.5	68.8	68.2	68.8	67.8

Average export prices
Polyethylene (cents/lb) (10)	49.0	44.0	42.8	39.7	37.7
Caustic soda ($/short ton) (11)	349	314	283	275	219
PVC (cents/lb) (12)	34.3	36.0	35.0	35.1	33.6
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(1)	Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.

(2)	Average Mont Belvieu spot prices of purity ethane over the period.

(3)	Average Mont Belvieu spot prices of non-TET propane over the period.

(4)	Average North American spot prices of ethylene over the period.

(5)	Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.

(6)	Average North American contract prices of styrene over the period.

(7)
Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."

(8)
Average North American contract prices of chlorine over the period. Effective January 1, 2019, IHS made a non-market average downward adjustment of $172.50 per short ton to chlorine prices. For comparability, we adjusted the prior period's chlorine price downward by $172.50 per short ton consistent with the IHS non-market adjustment.

(9)
Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."

(10)	Average North American export price for low density polyethylene GP-Film grade over the period.

(11)	Average North American low spot export prices of caustic soda over the period.

(12)	Average North American spot export prices of PVC over the period.

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